Exhibit 10.36

RESCISSION AND SUBSTITUTION AGREEMENT AND RELEASE

THIS RESCISSION AND SUBSTITUTION AGREEMENT, made this 24th day of August, 2007 by and between:

GLOBAL RESOURCE CORPORATION, a Nevada corporation with its principal offices located at 408 Bloomfield Park, Unit #3, West Berlin, New Jersey 08091 (hereinafter "Global")

AND

BLACK DIAMOND FUND, LLLP, a limited liability limited partnership organized undeer the laws of Minnesota with principal offices located at 155 Revere Drive, Suite 10, Northbrook, Illinois (hereinafter "Black Diamond")

WITNESSETH THAT:
WHEREAS, Global engaged Westor Capital Group, Inc. ("Westor") to conduct a private placement of its securities (the "Westor investment transaction"), such "securities" consisting of 10% Convertible Debentures together with Class A Common Stock Purchase Warrants, Class B Common Stock Purchase Warrants, and Class C Common Stock Purchase Warrants;

WHEREAS, such private placement offering was to have been completed within 45 days following certain defined events which, in fact, occurred by April 26, 2007;

WHEREAS, by the end of the 45 days thereafter only Black Diamond and one other fund had invested, and Black Diamond had subscribed for $300,000 and had paid in 50% of that ($150,000) and the private placement, as a whole, had not been completed as between Global and Westor;

WHEREAS, certain events occurred, including (1) the de-listing of Global's Common Stock from the OTC Bulletin Board and its trading on the so-called Pink Sheets and (2) the refusal of the trustee of the liquidating trusts to delay the distribution of the Global shares held by it for a period of 6 months after effectiveness of the registration statement, as a result of which Global violated certain covenants and/or representations contained in the private placement documents or related documents and Global determined not to extend the offering, but to withdraw it, and Westor and the Escrow (Citizens Bank) were so notified;

WHEREAS, Black Diamond and the other fund, as the two investors, have notified Global of what it believes to be misrepresentations and Global made an offer of rescission to both Black Diamond and the other fund;

WHEREAS, the parties have negotiated, have reached certain understandings, and desire to formalize and evidence their understandings;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties have agreed, and do hereby agree, as follows:

ARTICLE I
RESCISSION AND SUBSTITUTION

The parties hereby mutually rescind the entire Westor investment transaction. The intent is: (i) to nullify and void, ab initio, the execution by the parties of:

a. The 10% Secured Convertible Debenture;
b. The Class A Common Stock Purchase Warrants;
c. The Class B Common Stock Purchase Warrants;
d. The Class C Common Stock Purchase Warrants;
e. The Registration Rights Agreement;
f. The Securities Purchase Agreement; and
g. All other documents and instruments related to the Westor investment transaction; and (ii) to return the parties to their original status as though such documents had never been executed and none of such documents shall have any legal effect. Global has previously repaid to Black Diamond the sum invested ($150,000) together with interest at the rate of 9% (being the legal rate of interest on judgments in the State of Illinois) from April 27, 2007 to the date of such rescission repayment.

In substitution and exchange for the rescinded investments, Global shall issue to Black Diamond, the following:

a. One Hundred Fifty Thousand (150,000) Common Stock Purchase Warrants, exercisable at eighty cents ($.80) per share, at any time and from time to time until the expiration date, at the option of the warrant holder. The expiration date shall be December 31, 2009. In recognition of the fact that Black Diamond has been at market risk during the period from April 17, 2007 to the date hereof, the Warrants shall bear an issuance date of April 27, 2007. These warrants shall not contain any anti-dilution or cashless exercise provisions.

b. One Hundred Fifty Thousand (150,000) Common Stock Purchase Warrants, of which 50,000 shall be exercisable at one dollar and sixty-five cents ($1.65), 50,000 shall be exercisable at one dollar and eighty-five cents ($1.85) and 50,000 shall be exercisable at two dollars. The warrants shall be exercisable at any time and from time to time until the expiration date, at the option of the warrant holder. The expiration date shall be December 31, 2009. These warrants shall contain a cashless exercise provision but shall not contain any anti-dilution provisions. In recognition of the fact that Black Diamond has been at market risk during the period from April 17, 2007 to the date hereof, the Warrants shall bear an issuance date of April 27, 2007.

Global shall include the shares underlying the foregoing 300,000 warrants in its SB-2 Registration Statement currently in preparation and, following effectiveness, shall keep such Registration Statement current at all times until December 31, 2009. In the event that Global does not file the Registration Statement including such shares with the SEC by September 30, 2007 Global shall issue to Black Diamond 18,750 shares of its Common Stock as penalty. In the event that Global has not secured effectiveness of the Registration Statement by February 29, 2008, Global shall issue to Black Diamond 18,750 shares of its Common Stock as a penalty.

ARTICLE II
RELEASES, COVENANTS NOT TO SUE AND CONSIDERATION THEREFOR

Black Diamond hereby remises, releases and forever discharges Global, its subsidiaries and affiliates, its past, present and future officers, directors, employees, accountants, attorneys, agents and representatives and stockholders of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, reckonings, executions, claims and liabilities whatsoever of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law or in equity or otherwise, which Black Diamond ever had, now has, or which Black Diamond's assignees, shareholders, members, partners and successors can, shall or may have for or by reason of any matter, cause, or anything whatsoever, arising, directly or indirectly, from the Westor investment transaction and/or the documents rescinded above.

Black Diamond shall not, directly, or indirectly, as an investor in the Westor investment transaction, file, commence, initiate or instigate any formal or informal investigation by any regulatory or administrative agency or body, or any suit (at law or in Equity), arbitration, administrative proceeding, or any other action or proceeding of any kind against Global, its past, present and future officers, directors, employees, accountants, attorneys, agents, consultants and representatives and stockholders.

Global hereby remises, releases and forever discharges Black Diamond, their members, managers and affiliates, their past, present and future officers, directors, employees, accountants, attorneys, agents and representatives and stockholders of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, reckonings, executions, claims and liabilities whatsoever of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law or in equity or otherwise, which Global ever had, now has, or Global and/or Global's assignees, shareholders, members, partners and successors can, shall or may have for or by reason of any matter, cause, or anything whatsoever, arising, directly or indirectly, from the Westor investment transaction and/or the documents rescinded above.

Global shall not, in connection with the Westor investment transaction, directly, or indirectly, file, commence, initiate or instigate any suit (at law or in Equity), arbitration, administrative proceeding, or any other action or proceeding of any kind against Black Diamond, its past, present and future officers, directors, employees, accountants, attorneys, agents, consultants and representatives and stockholders.

The parties acknowledge and agree that the foregoing releases and covenants are related solely to the rescission of the Westor Investment Transaction and are in consideration for each other, not separate or additional consideration hereunder. No claim shall be made by either party that its release and/or covenant constitutes consideration with respect to the substituted securities or the exercise of the warrants.

ARTICLE III
ADDITIONAL INVESTMENT

During the period from the date hereof to October 31, 2007 Global shall advise Black Diamond, within three (3) business days thereof, of the terms of each and every financing offer (and any amendments thereto) made to Global by any third party and each and every financing offer (and any amendments thereto) made by Global to any third party, and Black Diamond shall have the right to participate in such financing upon the same terms and conditions as the third party to the dollar amount ($300,000) of its original, rescinded subscription under Article I.

ARTICLE IV
MISCELLANEOUS

1. THIRD PARTY BENEFICIARY. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

2. CONTROLLING LAW; VENUE. This Agreement and each of the other documents ancillary hereto shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Illinois (without regard to its conflicts of law principles). Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other ancillary documents shall be proper only in the state or federal courts of the State of Illinois, and all parties to this Agreement and its ancillary documents hereby consent to such venue.

3. EXPENSES. Each party shall be responsible for its own costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4. PUBLIC DISCLOSURE. Black Diamond acknowledges that Global is a reporting company under the Securities Exchange Act of 1934 and must disclose this Agreement and the terms and conditions hereof. Accordingly, Black Diamond authorizes Global to issue such press release and file such periodic report as may be required.

5. ATTORNEY FEES. Should a party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees, expenses and court costs through trial and appeal.

6. WAIVER OF BREACH. The waiver by a party of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

7. BENEFIT OF AGREEMENT AND ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties. This agreement may not be assigned by either party or by operation of law or otherwise.

8. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the principal office or residence of the party being notified.

9. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only be agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

10. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Cook County, Illinois, in accordance with the applicable rules, then obtaining, of the American Arbitration Association.

11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.

GLOBAL RESOURCE CORPORATION

By: /s/ Frank G. Pringle
Frank G. Pringle, Pres./CEO

BLACK DIAMOND FUND, LLLP

By: /s/ signature
Manager